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                    ARTICLES OF INCORPORATION

                               OF

       ALLIANCE MULTI-MARKET INCOME AND GROWTH TRUST, INC.


         FIRST:    (1)  The name of the incorporator is Lisa A.

Klar.

                   (2)  The incorporator's post office address is

One Battery Park Plaza, New York, New York 10004.

                   (3)  The incorporator is over eighteen years

of age.

                   (4)  The incorporator is forming the

corporation named in these Articles of Incorporation under the general laws of the State of Maryland.

         SECOND:   The name of the corporation (hereinafter

called the "Corporation") is Alliance Multi-Market Income and

Growth Trust, Inc.

         THIRD:    (1)  The purpose for which the Corporation is

formed is to conduct, operate and carry on the business of an investment company.

                   (2)  The Corporation may engage in any other

business and shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law.

         FOURTH:   The post office address of the principal

office of the Corporation within the State of Maryland is 32

South Street, Baltimore, Maryland 21202 in care of The




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Corporation Trust, Incorporated; and the resident agent of the

Corporation in the State of Maryland is The Corporation Trust,

Incorporated, 32 South Street, Baltimore, Maryland 21202.

         FIFTH:    (1)  The total number of shares of stock of

all classes which the Corporation shall have authority to issue is six billion (6,000,000,000), all of which shall be Common

Stock having a par value of one-tenth of one cent ($.001) per share and an aggregate par value of six million dollars

($6,000,000).  Such shares and the holders thereof shall be

subject to the following provisions:

                   (a)   Each holder of Common Stock may require

the Corporation to redeem all or any part of the Common Stock owned by that holder, upon request to the Corporation or its designated agent, at the net asset value of the shares of Common

Stock next determined following receipt of the request in a form approved by the Corporation and accompanied by surrender of the certificate or certificates for the shares, if any, less the amount of any applicable redemption charge or deferred sales charge imposed by the Board of Directors (to the extent

consistent with applicable law).  The Board of Directors may establish procedures for redemption of Common Stock.

                   (b) (i)   The term "Minimum Amount" when used

herein shall mean two hundred dollars ($200) unless otherwise fixed by the Board of Directors from time to time, provided that the Minimum Amount may not in any event exceed twenty-five




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thousand dollars ($25,000).  The Board of Directors may establish differing Minimum Amounts for categories of holders of Common

Stock based on such criteria as the Board of Directors may deem appropriate.

                       (ii)  If the net asset value of the shares

of Common Stock held by a stockholder shall be less than the

Minimum Amount then in effect with respect to the category of holders in which the stockholder is included, the Corporation may redeem all of those shares, upon notice given to the holder in accordance with paragraph (iii) of this subsection (b), to the extent that the Corporation may lawfully effect such redemption under the laws of the State of Maryland.

                       (iii) The notice referred to in paragraph

(ii) of this subsection (b) shall be in writing personally

delivered or deposited in the mail, at least thirty days (or such other number of days as may be specified from time to time by the

Board of Directors) prior to such redemption.  If mailed, the notice shall be addressed to the stockholder at his post office address as shown on the books of the Corporation, and sent by first class mail, postage prepaid.  The price for shares acquired by the Corporation pursuant to this subsection (b) shall be an amount equal to the net asset value of such shares.

                   (c)  Payment by the Corporation for shares of

Common Stock surrendered to it for redemption shall be made by the Corporation within seven business days of such surrender out




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of the funds legally available therefor, provided that the

Corporation may suspend the right of the stockholders to redeem shares of Common Stock and may postpone the right of those

holders to receive payment for any shares when permitted or

required to do so by applicable statutes or regulations.  Payment of the aggregate price of shares surrendered for redemption may be made in cash or, at the option of the Corporation, wholly or partly in such portfolio securities of the Corporation as the

Corporation shall select.

                   (d)  Shares of Common Stock shall be entitled

to dividends or distributions, in cash, in property or in shares of Common Stock, as may be declared from time to time by the

Board of Directors, acting in its sole discretion, out of the assets lawfully available therefor.  The Board of Directors may provide that dividends shall be payable only with respect to those shares of Common Stock that have been held of record

continuously by the stockholder for a specified period, not to exceed 72 hours, prior to the record date of the dividend.

                   (e)  On each matter submitted to a vote of the

stockholders, each holder of Common Stock shall be entitled to one vote for each share standing in his name on the books of the

Corporation.

                   (f)  The Board of Directors is authorized to

classify or to reclassify, from time to time, any unissued shares of stock of the Corporation, whether now or hereafter authorized,




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by setting, changing or eliminating the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of or rights to require redemption of the stock.

                   (g)  The Corporation may issue shares of

Common Stock in fractional denominations to the same extent as its whole shares, and shares in fractional denominations shall be shares of stock having proportionately to the respective

fractions represented thereby all the rights of whole shares,

including without limitation, the right to vote, the right to receive dividends and distributions, and the right to participate upon liquidation of the Corporation, but excluding the right to receive a stock certificate representing fractional shares.

                   (h)  For the purpose of allowing the net asset

value per share of the Common Stock to remain constant, the

Corporation shall be entitled to declare and pay or credit as dividends daily the net income (which may include or give effect to realized and unrealized gains and losses, as determined in accordance with the Corporation's accounting and portfolio

valuation policies) of the Corporation.  If the amount so

determined for any day is negative, the Corporation shall be entitled, without the payment of monetary compensation but in consideration of the interest of the Corporation and its

stockholders in maintaining a constant net asset value per share of the Common Stock, to redeem pro rata from all the holders of




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record of shares of Common Stock at the time of such redemption

(in proportion to their respective holdings thereof) sufficient outstanding shares of Common Stock, or fractions thereof, as shall permit the net asset value per share of the Common Stock to remain constant.

                   (2)  No stockholder shall be entitled to any

preemptive right other than as the Board of Directors may

establish.

         SIXTH:    The number of directors of the Corporation

shall be one.  The number of directors of the Corporation may be changed pursuant to the By-Laws of the Corporation.  The name of the person who shall act as director of the Corporation until the first annual meeting or until his successor is duly chosen and qualified is David H. Dievler.

         SEVENTH:  The following provisions are inserted for the

purpose of defining, limiting and regulating the powers of the

Corporation and of the Board of Directors and stockholders.

                   (a)  In addition to its other powers

explicitly or implicitly granted under these Articles of

Incorporation, by law or otherwise, the Board of Directors of the

Corporation:

                        (i)  is expressly authorized to make,

alter, amend or repeal the By-Laws of the Corporation;

                       (ii)  may from time to time determine

whether, to what extent, at what times and places, and under what




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conditions and regulations the accounts and books of the

Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or document of the Corporation except as conferred by statute or as authorized by the Board of

Directors of the Corporation;

                      (iii)  is empowered to authorize, without

stockholder approval, the issuance and sale from time to time of shares of stock of the Corporation whether now or hereafter

authorized; and

                       (iv)  is authorized to adopt procedures

for determination of and to maintain constant the net asset value of shares of any class of the Corporation's stock.

                   (b)  Notwithstanding any provision of the

Maryland General Corporation Law requiring a greater proportion than a majority of the votes of the Corporation's stock entitled to be cast in order to take or authorize any action, any such action may be taken or authorized upon the concurrence of a

majority of the aggregate number of votes entitled to be cast thereon subject to any applicable requirements of the Investment

Company Act of 1940, as from time to time in effect, or rules or orders of the Securities and Exchange Commission or any successor thereto.

                   (c)  The presence in person or by proxy of the

holders of shares entitled to cast one-third of the votes




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entitled to be cast shall constitute a quorum at any meeting of the stockholders, except with respect to any matter which, under applicable statutes or regulatory requirements, requires approval by a separate vote of one or more classes of stock, in which case the presence in person or by proxy of the holders of shares

entitled to cast one-third of the votes entitled to be cast by each class entitled to vote as a class on the matter shall

constitute a quorum.

                   (d)  Any determination made in good faith by

or pursuant to the direction of the Board of Directors, as to the amount of the assets, debts, obligations, or liabilities of the

Corporation, as to the amount of any reserves or charges set up and the propriety thereof, as to the time of or purpose for

creating such reserves or charges, as to the use, alteration or cancellation of any reserves or charges (whether or not any debt,

obligation, or liability for which such reserves or charges shall have been created shall be then or thereafter required to be paid or discharged), as to the value of or the method of valuing any investment owned or held by the Corporation, as to market value or fair value of any investment or fair value of any other asset of the Corporation, as to the allocation of any asset of the

Corporation to a particular class or classes of the Corporation's stock, as to the charging of any liability of the Corporation to a particular class or classes of the Corporation's stock, as to the number of shares of the Corporation outstanding, as to the




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estimated expense to the Corporation in connection with purchases of its shares, as to the ability to liquidate investments in an orderly fashion, or as to any other matters relating to the

issue, sale, redemption or other acquisition or disposition of investments or shares of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and all holders of its shares, past, present and future, and shares of the Corporation are issued and sold on the condition and

understanding that any and all such determinations shall be

binding as aforesaid.

         EIGHTH:   (1)  To the full extent that limitations on

the liability of directors and officers are permitted by the

Maryland General Corporation Law, no director or officer of the

Corporation shall have any liability to the Corporation or its stockholders for damages.  This limitation on liability applies to events occurring at the time a person serves as a director or officer of the Corporation whether or not that person is a

director or officer at the time of any proceeding in which

liability is asserted.

                   (2)  The Corporation shall indemnify and

advance expenses to its currently acting and its former directors to the full extent that indemnification of directors is permitted by the Maryland General Corporation Law.  The Corporation shall indemnify and advance expenses to its officers to the same extent as its directors and may do so to such further extent as is




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consistent with Maryland General Corporation Law.  The Board of

Directors may by By-Law, resolution or agreement make further provision for indemnification of directors, officers, employees and agents to the full extent permitted by the Maryland General

Corporation Law.

                   (3)  No provision of this Article shall be

effective to protect or purport to protect any director or

officer of the Corporation against any liability to the

Corporation or its stockholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross

negligence or reckless disregard of the duties involved in the conduct of his office.

                   (4)  References to the Maryland General

Corporation Law in this Article are to that law as from time to time amended.  No amendment to the charter of the Corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to the amendment.

         NINTH:  The Corporation reserves the right to amend,

alter, change or repeal any provision contained in these Articles of Incorporation or in any amendment hereto in the manner now or hereafter prescribed by the laws of the State of Maryland,

including any amendment which alters the contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding stock, and all rights conferred upon stockholders herein are granted subject to this reservation.




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         IN WITNESS WHEREOF, the undersigned, being the

incorporator of the Corporation, has adopted and signed these

Articles of Incorporation and does hereby acknowledge that the adoption and signing are her act.




                                    /s/ Lisa A. Klar
                                  ________________________
                                       Lisa A. Klar



Dated:  August 2, 1991



































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